Exhibit 99.1
BRT REALTY TRUSTREPORTS
SECOND QUARTER RESULTS

Great Neck, New York – May 9, 2011 – BRT REALTY TRUST (NYSE:BRT), a real estate investment trust engaged in the business of originating and holding for investment senior mortgage loans secured by commercial and multi-family real estate in the United States, today announced operating results for the three months ended March 31, 2011.

Second Quarter Highlights:

•	Total revenues increased 181% to $5.7 million quarter-over-quarter.

•	$60.6 million of mortgage loanswere originated during the quarter.

•	Net income attributable to common shareholders was $1.8million, or $0.13 per share,compared to a net loss of ($1.4 million) or ($0.10) per share, quarter-over-quarter.

Operating Results:

Total revenues for the three months ended March 31, 2011 wereapproximately $5.7 million, an increase of 181%from the corresponding prior yearperiod. The increase is attributable to increased interest on real estate loans of $940,000, a 132% increase,and the recovery of a previously provided allowance of $2.6 million.  During the current quarter, the Trust originated approximately $60.6 million in loans compared to $9.2 million in loan originations in the corresponding quarter of the prior year.

Total expenses decreased by approximately $62,000, or 2%, in the quarter ended March 31, 2011 compared to the quarter ended March 31, 2010, due primarily to a decrease in interest on borrowed funds. The decrease in interest is primarily attributable to the capitalization of certain interest expense related to the Newark Joint Venture.

The current quarter also reflects a loss on the extinguishment of debtof $2.1 million related to the restructuring ofthe Trust’s junior subordinated notes. Pursuant to the restructuring, the Trust redeemed $5 million of outstanding notes and the interest rate on the balance of the outstanding notes ($37.4 million) was reduced through the April 2036 maturity date.

Net income attributable to common shareholders was $1.8 million, or $0.13 per share, in the current quarter compared to a loss of $1.4 million or ($0.10) per share, in the corresponding quarter of the prior year. The improvement in net income is attributable to the factors described above as well as to a gain on the sale of available-for-sale securities of $593,000 ($0.04 per share) and a gain on the sale of real estate assets of $697,000($0.05 per share) in the quarter ending March 31, 2011.

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding lending activities and other positive business activities.  BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof.  Forward looking statements, including our loan origination activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements. Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the section entitled “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2010.

Contact:  David W. Kalish – (516) 466-3100
BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTRealty.com

BRT REALTY TRUST AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended		Six months ended
	March 31,		March 31,
	2011	2010	2011	2010

Revenues:
Interest and fees on loans	$2,021	$1,062	$3,420	$1,959
Rental revenue from real estate properties	959	862	1,813	1,739
Recovery of previously provided allowance	2,566	-	2,566	-
Other revenues	151	103	350	210
Total revenues	5,697	2,027	8,149	3,908

Expenses:
Interest - borrowed funds	542	722	1,199	1,438
Provision for loan loss	-	-	-	3,165
General and administrative expenses	1,629	1,588	3,060	3,016
Operating expenses on real estate properties	850	844	1,766	1,669
Other expenses	592	521	1,191	919
Total expenses	3,613	3,675	7,216	10,207

Total revenues less total expenses	2,084	(1,648)	933	(6,299)

Equity in earnings of unconsolidated ventures	86	35	135	110
Gain on sale of available-for-sale securities	593	-	1,014	1,586
Loss on extinguishment of debt	(2,138)	-	(2,138)	-
Income (loss) from continuing operations	625	(1,613)	(56)	(4,603)

Discontinued operations:
Loss from operations	-	(136)	-	(542)
Impairment Charges	-	-	-	(745)
Gain on sale of real estate assets	697	22	697	1,275
Discontinued operations	697	(114)	697	(12)

Net income (loss)	1,322	(1,727)	641	(4,615)

Less net loss attributable to noncontrolling interest	525	370	698	737

Net income (loss) attributable to common shareholders	$1,847	$(1,357)	$1,339	$(3,878)

Basic and diltued per share amounts attributable to common shareholders:

Income (loss) from continuing operations	$0.08	$(0.09)	$0.05	$(0.28)
Discontinued operations	0.05	(0.01)	0.05	(0.00)
Basic and diluted earnings(loss) per share	$0.13	$(0.10)	$0.10	$(0.28)

Amounts attributable to BRT Realty Trust:
Income(loss) from continuing operations	$1,150	$(1,243)	$642	$(3,866)
Discontinued operations	697	(114)	697	(12)
Net income (loss)	$1,847	$(1,357)	$1,339	$(3,878)

Weighted average number of
common shares outstanding:
Basic and diluted	14,047,924	14,090,229	14,012,404	13,647,654